UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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PEREGRINE PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

RONIN TRADING, LLC JOHN S. STAFFORD, III SWIM PARTNERS LP SW INVESTMENT MANAGEMENT LLC STEPHEN WHITE GREGORY P. SARGEN BRIAN W. SCANLAN SAIID ZARRABIAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ronin Trading, LLC and SW Investment Management LLC, together with the other participants named herein (collectively, “Ronin”), intend to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of Ronin’s slate of three highly qualified director nominees to the Board of Directors of Peregrine Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On July 20, 2017, Ronin issued the following press release:

RONIN TRADING AND SW INVESTMENT MANAGEMENT ISSUE LETTER TO EMPLOYEES OF PEREGRINE PHARMACEUTICALS

Elaborate on Strategic Vision and Intentions with Respect to Peregrine

CHICAGO, IL, July 20, 2017 – Ronin Trading, LLC and SW Investment Management LLC (together with the other participants in their solicitation, “Ronin”), collectively the second largest stockholder of Peregrine Pharmaceuticals, Inc. (“Peregrine” or the “Company”) (NASDAQ:PPHM), with aggregate beneficial ownership of approximately 8.7% of the Company’s outstanding shares of common stock, today issued a letter to Peregrine’s employees. In the letter, Ronin elaborated on its intentions with respect to the Company following the announcement of its nomination of Gregory P. Sargen, Brian W. Scanlan and Saiid Zarrabian for election to the Company’s Board of Directors at the Company’s upcoming 2017 annual meeting of stockholders. The full text of the letter follows:

July 20, 2017

Dear Peregrine Employees:

Ronin Trading, LLC and SW Investment Management LLC (together, “we”) believe it is important that you understand a little more about us and what we are attempting to accomplish with our nominations of Gregory P. Sargen, Brian W. Scanlan and Saiid Zarrabian for election to the Board of Directors (the “Board”) of Peregrine Pharmaceuticals, Inc. (“Peregrine” or the “Company”) at the Company’s upcoming 2017 annual meeting of stockholders. As detailed in our public letter to stockholders dated July 13, 2017, we believe that the Company is suffering from mismanagement under the leadership of the incumbent Board that is comprised of egregiously compensated directors who lack relevant experience, possess an immaterial financial interest in the Company and have histories of losses and questionable dealings outside of Peregrine.

Rather than capitalize on the emergence of Peregrine’s contract development and manufacturing business, Avid Bioservices, Inc. (“Avid”), the incumbents have elected to use Avid to support the unsuccessful development of bavituximab. We believe this is a mistake and that the Company and all of its stakeholders – stockholders, employees and customers – would benefit from a focus on Avid.

We want to invest more capital in Avid. We believe Peregrine should invest significantly more into Avid’s people, capacity and technology – the only investments to date that have created value for Peregrine. Because of Avid’s high return on capital, excellent competitive position and great regulatory track record, we believe that additional investment will create even more value. Meanwhile, public and private market valuations for contract development and manufacturing organizations (“CDMOs”) remain very high, indicating the future return potential for businesses such as Avid. Avid should not be competing for capital with an unsuccessful drug development program; instead, it desperately needs a structure where it can invest for growth, free from the handicap of a management team that forces it to prop up a failed clinical development business.

Increased investment into Avid would also bring much-needed comfort to Avid’s customers and the Company’s other stakeholders. We appreciate how unsettling it is to see Peregrine’s auditor raise substantial doubt as to the Company’s ability to continue as a going concern. We are confident that these doubts would be alleviated by focusing on profitably growing Avid and not diverting resources to unrelated clinical development activities.

We want to attract and retain the best employees for Avid. We genuinely appreciate that the value in CDMOs is as much (if not more) about the people as it is about the physical assets. We want Avid to attract and retain the best talent available, but that will only be possible with the following changes. First, Peregrine needs a vastly improved culture, which begins with directors and management who possess relevant experience, successful track records and a true appreciation for Avid’s business. Avid can no longer be treated as little more than a means to support extraneous pursuits. Employees deserve strong commitments from a knowledgeable, ethical management team that is focused on growing Avid over the long-run. Second, incentive alignment is a critically important element to the success of any organization. As such, employees should be rewarded with better equity incentive compensation, and this compensation should reflect the work they do. This will only be possible if Peregrine immediately halts all clinical development work and reorganizes so that the price of Peregrine’s stock is determined by the success of Avid rather than the struggles of clinical development.

We are NOT unconditionally wedded to Peregrine’s clinical development activities. While we acknowledge that there are always varying opinions on the prospects for any drug candidate, the evidence against bavituximab is clear. Despite hundreds of millions in R&D, this drug candidate has not produced any statistically significant results showing improvement in cancer survival rates, has no large partners and no identifiable quotes from key opinion leaders. No amount of “excitement” over data mining from Peregrine’s current management changes these facts. We want an independent and objective review of Peregrine’s clinical development activities, and we believe our director candidates are highly qualified to undertake this review and run a monetization process. However, it is critically important to understand that regardless of anyone’s opinion of Peregrine’s clinical development assets, the Company has NO ability to underwrite any further R&D without simultaneously destroying the value of Avid. For this reason alone, Peregrine must immediately halt all clinical development R&D and cut the associated expenses.

We are NOT trying to sell the Company. We are not short-term investors looking to make a quick buck. In fact, when President and Chief Executive Officer Steven W. King previously privately acknowledged to us that the Company had considered selling all or a portion of Avid, we expressed our strong disapproval of any such transaction and belief that it would be contrary to the best interests of the Company and its stockholders. Instead, we insisted that the best option was to focus on taking a long-term view of Avid while managing Peregrine far more sensibly. We reminded Mr. King that a sale of Avid would require stockholder approval and cautioned against attempting to structure a transaction in a manner that would not require stockholder approval. We also explained to Mr. King that a spin-off transaction would be effectively impossible because of Peregrine’s approximately $650 million tax-loss carryforward asset and the fact that Peregrine’s clinical development has no ability to independently support its operations.

We are NOT nominating ourselves to the Board. With the Company’s three non-employee directors collectively earning over $10 million in total compensation since the start of fiscal year 2010 (not even including whatever they have received since April 30, 2016), we believe the incumbent directors are grossly overcompensated. We have no interest in receiving this exorbitant compensation at the expense of stockholders; rather, we want to profit with all other stockholders, which is why we are seeking the election of highly qualified, experienced and reputable candidates who believe will be able to create value for all stockholders and bring stability to the Company for its employees and customers. We fully expect that director compensation will be appropriately adjusted downward once new independent directors capable of acting in stockholders’ best interests are elected to the Board.

We are NOT “activist” investors. We have not nominated our director candidates because it fulfills our investment strategy. Even 13D Monitor, a research service specializing in shareholder activism, recently noted that “Neither Ronin Capital nor SW Investment (the “Group”) are activist investors…” when commenting on our involvement with the Company. Instead, we are simply stockholders who saw a great opportunity to grow Peregrine over the long-run, but realized that change was desperately needed to address the Company’s troubling corporate governance practices and strategic miscues. We saw an excellent chance to create value for all stockholders and send a resounding message that poor corporate governance, mismanagement and anything less than the highest ethical standards will no longer be tolerated at Peregrine. We are here to provide a voice for frustrated stockholders and show that there is a light at the end of the tunnel for the Company’s customers and employees.

Facing the stark reality that their lengthy tenure of unjustifiably high compensation may be coming to an end, we caution the incumbent Board members against taking any action to further entrench themselves or otherwise to the detriment of the Company. Any attempts by the incumbents to delay the upcoming annual meeting, further enrich themselves or engage in a material transaction without stockholder approval will not be tolerated. We encourage you to let Mr. King and the other members of the Board know that you feel the same way.

We look forward to disrupting the culture of entrenchment and seeking the election of our highly-qualified independent candidates, Gregory P. Sargen, Brian W. Scanlan and Saiid Zarrabian, at the upcoming 2017 annual meeting of stockholders.

Regards,

John S. Stafford III

RONIN TRADING, LLC

Stephen White

SW INVESTMENT MANAGEMENT LLC

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ronin Trading, LLC, together with the other participants named herein (collectively, “Ronin”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of three highly qualified director nominees at the 2017 annual meeting of stockholders Peregrine Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

RONIN STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the solicitation are Ronin Trading, LLC (“Ronin Trading”), John S. Stafford, III, SWIM Partners LP (“SWIM Partners”), SW Investment Management LLC (“SW Management”), Stephen White, Gregory P. Sargen, Brian W. Scanlan and Saiid Zarrabian.

As of the date hereof, Ronin Trading directly beneficially owned 3,310,651 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), including 137,260 shares of Common Stock that may be acquired upon the conversion of 115,299 shares of the Company’s 10.50% Series E Convertible Preferred Stock, $0.001 par value per share (“Series E Preferred Stock”). Mr. Stafford, as the Manager of Ronin Trading, may be deemed to beneficially own the 3,310,651 shares of Common Stock beneficially owned directly by Ronin Trading. As of the date hereof, SWIM Partners directly beneficially owned 469,308 shares of Common Stock, including 10,333 shares of Common Stock that may be acquired upon the conversion of 8,680 shares of Series E Preferred Stock. As of the date hereof, an account separately managed by SW Management (the “SW Account”) held 172,487 shares of Common Stock, including 3,714 shares of Common Stock that may be acquired upon the conversion of 3,120 shares of Series E Preferred Stock. SW Management, as the general partner and investment adviser of SWIM Partners and the investment adviser of the SW Account, may be deemed to beneficially own the 641,795 shares of Common Stock beneficially owned in the aggregate by SWIM Partners and held in the SW Account. Mr. White, as the Manager of SW Management, may be deemed to beneficially own the 641,795 shares of Common Stock beneficially owned in the aggregate by SWIM Partners and held in the SW Account. As of the date hereof, Messrs. Sargen, Scanlan and Zarrabian did not beneficially own any securities of the Company.

Investor Contact:

Stephen White

SW Investment Management LLC

(312) 765-7033